Exhibit (n)(2)

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of Great Elm Capital Corp. of our report dated March 16, 2020 relating to the financial statements of Prestige Capital Finance, LLC as of December 31, 2019 and 2018, and for the years ended December 31, 2019, 2018, and 2017, which appear in the Annual Report on Form 10-K for the year ended December 31, 2019 of Great Elm Capital Corp. dated March 19, 2020, and to the reference to us under the heading “Independent Registered Public Accounting Firm” in such Prospectus.

/s/ Mazars USA LLP
Mazars USA LLP
Edison, New Jersey
August 14, 2020